Exhibit 10.29

DATA SERVICES AGREEMENT

THIS DATA SERVICES AGREEMENT (this “Agreement”) is entered into and effective as of July 1, 2025 by and between Nextelligence, Inc., a Delaware corporation, with a principal office at 6901 TPC Drive, Suite 200, Orlando, FL 32822 (“Provider”) and FreeCast, Inc., a Florida corporation, with a principal office at 6901 TPC Drive, Suite 200, Orlando, FL 32822, (“Customer”).

WHEREAS, Provider is in possession of a proprietary computerized database comprised of names, physical addresses, email addresses and other information of persons and businesses (“Data”);

WHEREAS, Provider will provide certain marketing analytical services to support Customer’s use of Data including customer profiling, business profiling, customer modeling, audience and CRM targeting and selection support (“Services”); and

WHEREAS, Customer desires to have access to and use of Data and/or Services upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and the mutual promises, agreements and conditions stated herein, the parties agree as follows.

1. Statement of Work (“SOWs”). This Agreement shall apply to Customer’s access to and use of Data and/or Services (“Provider Offerings”) as described herein, and as may be described in applicable SOWs that may be entered into by the parties subsequent to this Agreement that more specifically define the marketing programs and permissible uses of Services and Data. Such SOWs may specify the service definitions, data and file delivery requirements, duration, additional terms and conditions, and other operational processes required under this Agreement. Each SOW automatically incorporates by reference the terms and conditions of this Agreement. SOWs may be referred to hereinafter as an “Order” or “Orders.” Any use of Data beyond the acceptable uses specifically defined in this Agreement or an Order will be subject to Provider’s prior written consent and payment of any applicable fees. Provider Offerings are all subject to the applicable terms specified in Exhibit A attached hereto, which are hereby incorporated into this Agreement, and such other terms as may be mutually agreed in any applicable Order. In the event of a conflict between an Order and this Agreement, the terms of the Order shall govern and supersede.

2. Scope of Right to Use Data and Services. Customer shall be and hereby is granted a term-limited non-transferable, non-sublicensable, worldwide right to use any Data and Services solely for its own marketing and analytics purposes, provided that such right may be expanded or restricted in an Order. Except as may be otherwise provided in an Order, Customer shall not (and shall not authorize any third party to) resell, model, reverse engineer, disassemble or disaggregate any Data or Services, or use any Data or Services in competition with Provider or Provider’s licensors or to create a competing product of service.

3. Provision by Customer of Proprietary Customer Data. Customer may during the Term (as defined below) provide to Provider its own proprietary or other permissible data (such as a Customer CRM file) (“Customer Data”). Provider shall use Customer Data solely to provide Services to Customer, including as set forth in an Order, and no right or title in such Customer Data shall be transferred to Provider. Upon termination or expiration of this Agreement, and at any other time during the Term upon thirty (30) days of receipt of a written request to do so, Provider shall delete Customer Data in its possession.

4. Term. The term of this Agreement shall be for a period of three (3) years commencing on July 1, 2025. After the initial term, the term will automatically renew for successive one (1) year terms, each commencing on the anniversary date of the effective date of this Agreement, unless canceled in writing by either party not less than thirty (30) days before the end of the initial term or subsequent term extensions. The initial term and all subsequent term extensions are referred to herein as the “Term.”

5. Termination. Either party may terminate this Agreement in its entirety if the other party breaches its representations or warranties or another material term of this Agreement and fails to cure after a reasonable period not to exceed ninety (90) days. Provider may terminate this agreement if Customer becomes insolvent or otherwise fails to pay its debts to Provider; or if bankruptcy or receivership proceedings are initiated by or against Customer. Upon termination of this Agreement for any reason, the following shall occur: (i) Customer shall within thirty (30) days promptly delete (or, as to any tangible materials, return) any Provider materials and all Data from all systems, networks, devices and other storage or media under its custody or control, and delete or return (as applicable) any other Confidential Information, and provide written certification of destruction of any and all Data provided under this Agreement; and (ii) none of the Data provided under this Agreement will be reused in any capacity, or used for any database aggregation or enhancement, by Customer or its affiliates unless specified in the Order. Sections 5, 6, 8, 9, 12, 13, 14, 15, 17, 18 and 20 of this Agreement will survive any expiration or termination hereof.

6. Ownership. All trademarks, service marks, patents, copyrights, trade secrets and other proprietary rights in or related to Provider Offerings (including the Data and Services) are and will remain the exclusive property of Provider or its licensors, whether or not specifically recognized or perfected under applicable law. Customer will not take any action that jeopardizes Provider’s or its licensors’ proprietary rights. Customer agrees to take, at Provider’s sole expense, any actions reasonably requested by Provider to perfect such rights in Provider’s or an applicable licensor’s name. The Data shall, at all times, remain the sole property of Provider or its licensors, and the sole permitted use of the Data shall be as described herein and in the Orders. Except as set forth herein, Customer has no rights to any portion of the Data, whether in whole or in part. As between Provider and Customer, any data generated through any consumer interaction with the Data or Services (“Click Data”), shall be owned by Provider or its licensors; provided, however, that Customer shall have a term-limited right to use such Click Data solely for its own advertising measurement, analytics and attribution purposes. Notwithstanding the foregoing, with respect to any Customer Data provided by Customer (or its customers) to Provider for use in connection with performance of the Services, Customer shall retain ownership of such data; Provider and its licensors shall treat such data as Customer’s confidential information and only use the data to perform the applicable Services.

7. Additional Terms and Policies Applicable to Use of Data and Provider Offerings. All use of the Data and Services shall be subject to the general terms and, for each Provider Offering, the applicable service-specific terms in Exhibit A. Such terms and restrictions shall apply to both Customer and the Data. The additional terms in Exhibit A include terms mandated by Provider’s licensors’ third-party service providers and licensors. In the event that such third parties’ require changes to the applicable terms to continue use of the applicable data or services, Provider shall promptly notify Customer in writing. In the event that Provider and Customer are not able to agree upon a reasonable amendment to Exhibit A that meets the applicable third party’s requirements, Provider may discontinue the applicable Provider Offering. In addition, in order to maintain a high level of business integrity, social responsibility, and to comply with applicable state and federal laws, Customer will not knowingly engage with any party that participates in, distributes, manufactures, markets, or promotes:

●	Any products or services that are unlawful in the location where the marketing content is disseminated.

●	Material that exploits the health and wellbeing of children.

●	Material that directly targets children under 18 years of age.

●	Material that exploits the health and financial well-being of the elderly.

●	Sexually themed products. This can include pornographic websites, escort services, and sex products.

●	Instructions on how to make or use weapons.

●	Content that encourages or directs violence against any individual, government, or organization.

●	Expressions or depictions of profanity, bigotry, prejudice, racism, hatred, lewd or lascivious behavior, excessive violence, or otherwise socially objectionable content.

●	Computer viruses, malware, worms, or harmful code.

●	Unauthorized use of any copyrighted material.

●	Any pirated content or products, unauthorized reproductions or counterfeit products.

●	Online and direct pharmaceutical sales.

●	Health, wellness, and weight loss products that promote unproven or non-FDA approved medical benefits.

●	Work from home and similar get-rich-quick offers.

●	Betting and gaming services unlawful in the location where the marketing content is disseminated.

●	Alcohol or recreational drugs unlawful in the location where the marketing content is disseminated.

●	Multi-level marketing businesses and related activity.

●	Speculative financial products that include, but not limited to: penny stocks, cryptocurrency and commodities.

8. Compensation & Payment Terms. Customer agrees to pay Provider an initial lump sum fee of $120,000, due and payable on or before July 1, 2025. In addition, Customer agrees to pay Provider a monthly fee in the amount of $10,000, beginning July 1, 2025, and continuing on the first business day of each successive month thereafter during the Term for access to and use of Provider Offerings. If Customer balance is not paid within thirty (30) days of the due date, Provider reserves the right to cease providing services under this Agreement until Customer brings their status to current. Provider reserves the right to alter these payment terms (on a going forward basis) in the event of repeated late payments. Customer shall pay any and all applicable federal, state and local sales, use, value added, excise, duty and any other taxes of any nature assessed on Provider Offerings.

9. Confidentiality. Any nonpublic information disclosed by a party or its affiliates, its related entities and/or agents (“Disclosing Party”) designated confidential or that, under the circumstances surrounding receipt, the receiving party (“Receiving Party”) should know is treated as confidential by Disclosing Party (“Confidential Information”) will be kept strictly confidential by Receiving Party and will not, without the Disclosing Party’s authorization, be disclosed to any third party or used by the Receiving Party for its own benefit except as contemplated by this Agreement. Any Provider Offering provided hereunder constitutes Confidential Information, and Customer will not disclose, de-compile, disassemble nor otherwise reverse engineer such Data or Services or utilize the Data or Confidential Information to compete with any Provider Offering. Confidential Information does not include information: (i) known to Receiving Party before receipt hereunder or later independently developed without reference to the Confidential Information; (ii) lawfully obtained from a third party without restriction and without breach of an obligation to keep it confidential; or (iii) that becomes publicly available other than as a result of an act or omission of Receiving Party. Nothing herein will prevent Provider, its licensors and service providers, or their respective employees performing hereunder, from providing services that are similar or identical to or competitive with those provided under this Agreement.

10. Provider Representations and Warranties; Disclaimer. Provider represents and warrants that it has full power and authority to enter into this Agreement; that the execution, delivery and performance by Provider of this Agreement will not violate any law or regulation; that Provider has full right and authority to allow Customer to use Data for the purposes defined herein or in any Order; and that throughout the Term, Data will be as current, accurate and complete as reasonably possible using the source data, compilation and data processing methods normally employed by Provider and its licensors and service providers in the ordinary course of their business. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 10, ALL DATA, SERVICES AND PROVIDER OFFERINGS ARE PROVIDED “AS IS” AND PROVIDER (AND ITS LICENSORS AND SERVICE PROVIDERS) DO NOT GUARANTEE OR WARRANT THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SERVICES AND SHALL NOT BE LIABLE TO CUSTOMER FOR ANY LOSS OR INJURY ARISING OUT OF OR CAUSED IN WHOLE OR IN PART, BY PROVIDER’S OR ITS LICENSORS’ AND/OR SERVICE PROVIDERS’ NEGLIGENT ACTS OR OMISSIONS IN INTERPRETING, REPORTING, COMMUNICATING, OR DELIVERING DATA OR SERVICES OR IN OTHERWISE PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT.

11. Customer Representations and Warranties. Customer represents and warrants to Provider that it has full power and authority to enter into this Agreement; that the execution, delivery, and performance by Customer of this Agreement will not violate any law, statute of other regulation (including FTC regulation or opinion) or any right held by any third party; and that Customer’s use of Data and Services will comply with all privacy, data protection, and any other laws, statutes, governmental rules/regulations and industry guidelines applicable to such use of Data, or the Services (with Customer’s data or otherwise), including, without limitation, the Direct Marketing Association’s Ethical Use and Fair Information Practices Guidelines, CAN-SPAM, “Do Not Call” Registries, Telephone Consumer Protection Act and the Junk Fax Protection Act, that Customer will use best efforts to maintain accurate books and records accounting for the use of the Data. Customer will use best efforts to protect Data, prevent unauthorized use of the Data in whole or in part, that Customer will prevent the transfer or conveyance of the Data or Confidential Information, that use of the Data will not violate any copyright or intellectual property rights of any third party, that Customer is not bound by any other contract or arrangement of any kind that conflicts with this Agreement, and that Customer will immediately refrain from use of information related to a member in the Data who has elected to unsubscribe from Data. Customer represents and warrants that neither Customer nor any of its officers, directors or personnel is, and Customer shall similarly ensure that none of its customers or their officers, directors or personnel are, located in a United States embargoed country, or is, or has been, named on the United States Treasury Department’s listing of specially designated nationals and blocked persons or is, or has been, otherwise blacklisted by any instrumentality of the United States. To the extent Customer provides Customer Data for use with the Services, Customer represents that such Customer Data was not collected and is not being used in violation of any law or right held by a third party, or in violation of any posted privacy policies.

12. Equitable Relief. Each party acknowledges and agrees that unauthorized disclosure or use of the other party’s Confidential Information (or Customer’s use or disclosure of the Data in violation of this Agreement) would cause irreparable harm and significant injury which may be difficult to ascertain. Accordingly, each party agrees that the other party shall have the right to seek an immediate injunction in respect of any such breach of this Agreement without requiring such party to post bond to obtain such relief. Notwithstanding the foregoing, this Agreement shall not in any way limit the remedies in law or equity otherwise available to the disclosing party in connection with breaches described in this Section 13.

13. Indemnification. (i) Customer agrees to indemnify and hold Provider, its service providers and licensors harmless from and against all direct costs, losses, damages, liabilities and expenses, including reasonable attorney’s fees attributable to any claim made by a third party arising out of Customer’s breach of any representation or warranties under this Agreement, or Customer’s failure to perform any of its obligations under this Agreement, including without limitation, misuse of the Data, provided that: (a) Provider gives Customer prompt written notice of any such claim of which Provider has knowledge; and (b) Customer is given full control over the defense of such claim and receives the full cooperation of Provider in the defense thereof. (ii) Provider agrees to indemnify and hold Customer harmless from and against all direct costs, losses, damages, liabilities and expenses, including reasonable attorney’s fees attributable to any claim made by a third party in connection with Customer’s permitted use of any Provider Offering violating, infringing or misappropriating the copyright, trade secret, or trademark rights of any third party provided that: (a) Customer gives Provider prompt written notice of any such claim of which Customer has knowledge; and (b) Provider is given full control over the defense of such claim and receives the full cooperation of Customer in the defense thereof.

14. Limitation of Liability. IF LIABILITY CAN BE IMPOSED ON PROVIDER IN CONNECTION WITH THIS AGREEMENT, THEN CUSTOMER AGREES THAT PROVIDER’S (AND ITS SERVICE PROVIDERS’ AND LICENSORS’) AGGREGATE LIABILITY FOR ANY AND ALL LOSSES OR INJURIES TO CUSTOMER ARISING OUT OF ANY ACTS OR OMISSIONS OF PROVIDER IN CONNECTION WITH ANYTHING TO BE DONE OR FURNISHED UNDER THIS AGREEMENT, REGARDLESS OF THE CAUSE OF THE LOSS OR INJURY (INCLUDING NEGLIGENCE) AND REGARDLESS OF THE NATURE OF THE LEGAL OR EQUITABLE RIGHT CLAIMED TO HAVE BEEN VIOLATED, SHALL NEVER EXCEED THE LESSER OF THE AMOUNT CHARGED BY PROVIDER REFLECTED ON THE LINE ITEM OF THE INVOICE REPRESENTING THE SPECIFIC TASK OF THE SERVICES UNDER WHICH THE LIABILITY OCCURRED OR THE SUM OF TWENTY THOUSAND DOLLARS, AND CUSTOMER COVENANTS AND PROMISES THAT IT WILL NOT SUE PROVIDER, ITS LICENSORS OR SERVICE PROVIDERS FOR AN AMOUNT GREATER THAN SUCH SUM AND THAT IN NO CIRCUMSTANCES WILL PROVIDER, ITS LICENSORS OR SERVICE PROVIDERS BE LIABLE FOR CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, IN ANY SUIT AGAINST SUCH ENTITIES. CUSTOMER AGREES THAT ANY CLAIM OR LEGAL ACTION AGAINST PROVIDER, AND/OR ITS LICENSORS OR SERVICE PROVIDERS, WILL BE BROUGHT WITHIN ONE YEAR FOLLOWING THE OCCURRENCE OF THE EVENT GIVING RISE TO SAID CLAIM, OR SAID CLAIM SHALL BE DEEMED WAIVED.

15. Governing Law and Exclusive Jurisdiction. Any dispute between the parties shall be governed by and construed in accordance with the law of Florida, including its choice of law rules. The parties agree that any action to decide a dispute shall be brought in a federal or state court in Orange County, Florida, and irrevocably consent to the jurisdiction and venue of any federal or state court in Florida.

16. Notices. Any notice provided for or concerning this Agreement shall be in writing and shall be sufficiently given when hand delivered, sent certified or registered mail if sent to the respective address of each party set forth above or emailed to the President or CEO of each respective party to this Agreement.

17. Enforceability. In the event that any portion of this Agreement is held to be unenforceable, the unenforceable portion shall be construed in accordance with the applicable law as nearly as possible to reflect the original expression of the parties and the remainder of the provisions of this Agreement shall remain in full force and effect.

18. Forbearance or Delay is not Waiver. The failure by either party to insist upon or enforce strict performance of any provisions of this Agreement shall not be construed as a waiver of any provision or right. Neither the course of conduct between the parties nor trade practice shall act to modify, strike, supplement, or amend any provisions of this Agreement.

19. Modification of Agreement. Any modification of this Agreement or additional obligations assumed by either party in connection with this Agreement shall be binding only if evidenced in writing and signed by each party or an authorized representative of each party.

20. Entire Contract, No Oral Representation. This Agreement is the entire agreement between the two parties with respect to the subject matter contained herein and cancels and supersedes any previous agreements and contracts between them, whether written or oral, with respect to the subject matter contained herein.

21. Assignment/Change of Control. Except for successor in ownership in connection with a merger or sale of substantially all of the assets of the business, Customer shall not assign this Agreement to any person, firm, partnership, corporation, or other entity (including by operation of law, judicial process, or otherwise) without the prior written consent of Provider, which consent may be withheld for any reason. Customer shall be entitled to assign this Agreement to a successor in ownership in connection with any merger, consolidation, or sale of substantially all of the assets of the business without the prior written consent of Provider. Provider shall be entitled to assign this Agreement to any of its subsidiaries and/or affiliates, or to a successor in ownership in connection with any merger, consolidation, or sale of substantially all of the assets of the business without the prior written consent of Customer. Provider may perform any obligation pursuant to this Agreement using agents and subcontractors.

22. Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns, and Provider’s licensors and service providers as expressly referenced above, and no other person will be deemed a third party beneficiary under or by reason of this Agreement.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. A .pdf or electronic signature shall have the same legally binding affect as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Data Services Agreement to be executed as of the date first set forth above by their respective officers thereunto duly authorized.

NEXTELLIGENCE, INC.		FREECAST, INC.

By:	/s/ William A. Mobley, Jr.	By:	/s/ Jonathan Morris
	William A. Mobley, Jr., President		Jonathan Morris, CFO

EXHIBITA

PROVIDER OFFERING ADDITIONAL TERMS

In addition to the terms and conditions in the Agreement, all use of the Data and Provider Offerings are subject to the generally applicable terms identified below and each specific Provider Offering is further subject to the service specific terms below. For purposes of these additional terms, Customer and its customers may be referred to below as “You,” “User’’ or “Customer.”

Generally Applicable Terms

1. The Data may be used solely as specifically defined in any Order provided under this Agreement.

2. At no time, for any reason, will Customer release the Data for installation and/or data licensing, in part or in whole, to a third party. Nor shall Customer use the Data for file building on any customer list or database. Provider will reserve the right to terminate this agreement based on an installation, data licensing or file building breach of the Data.

3. Customer agrees that in the event of a breach of the data installation or data use or file building, Customer will be liable for a sum to Provider, and its service providers and licensors, in the amount equal to ten times the amount of Data revenue generated by Customer in the trailing twelve-month period or $200,000, whichever is greater. Customer also agrees to terminate the installation at their sole cost. The parties agree that that damages for use of the Data in violation of this Agreement would be difficult to assess and that the liquidated damages identified in this paragraph represent a reasonable, negotiated estimate of liquidated damages and not a penalty.

4. Provider reserves the right to make changes to the data provided under this Agreement, including modifications to sources and data elements. Provider agrees to notify Customer regarding required changes to data elements being fulfilled under this Agreement, and Customer agrees to make necessary adjustments to accept the modified layout within three months of notification, or longer if mutually agreed to by both parties. It is understood by both parties, that if any prior data elements are changed on a future update, that are also included in data models or other business applications, that these said program components may be rendered inoperable and unusable. Both parties agree to employ reasonable business efforts to prevent or correct any data shifts that will render program components unusable.

5. Unless expressly permitted in the applicable Order, Customer shall not utilize the Data for purposes of data modeling, aggregating data or creating other derivatives of the data.

6. Under no circumstances shall the Data be used: (i) to advertise, sell, or exchange any products or services that involve sexual paraphernalia¡ drug paraphernalia¡ adult films or content, recordings or magazines; weapons; credit repair services or other illegal or illicit activities; (ii) for the modeling of, or determination of, consumer credit worthiness, consumer credit approval, a consumer’s eligibility for employment or insurance; (iii) for any other purpose of whatsoever kind or nature covered by the federal Fair Credit Reporting Act (15 U. S. C. Sec. 1681 et seq.) or any similar state and local laws, statutes, rules and regulations; (iv) for any purpose that is in direct violation of the privacy obligation policy and any other terms and provisions of the Gramm-Leach-Bliley Act (15 U.S.C. Sec. 6801 et seq.) or any other similar state and local statutes, rules and regulations; (v) in connection with individual credit, employment or insurance applications; (vi) for any unsolicited fax purposes; or (vii) in violation of any applicable law, regulation or rule.

7. Customer shall not: (i) copy or otherwise reproduce any Data, except as necessary for backup or security purposes; (ii) merge or incorporate Data with any third party file except as expressly permitted in the applicable Order without Provider’s prior written consent; (iii) use Data to develop, publish or maintain any directory, or other similar product; (iv) use Services or Data in any marketing communication that refers to selection criteria or presumed knowledge about the recipient; (v) permit access to Data to individuals incarcerated in prisons or correctional institutions; (vi) use Services or Data in a manner that may cause emotional or physical harm to anyone, or to “stalk” or otherwise harass another person; or (vii) use Services to post or distribute any content or materials that Customer does not own or otherwise have sufficient rights to utilize hereunder.

8. Notwithstanding anything to the contrary in these terms, Customer is solely responsible for obtaining any necessary consents and otherwise complying with any applicable regulation requirements (e.g., Do Not Call registries, Telephone Consumer Protection Act, Junk Fax Prevention Act) when using any phone numbers, mobile numbers or fax numbers included in the Data or utilizing Services to perform telemarketing or deliver messages, faxes or other content to such numbers.

9. Customer represents and warrants that Customer’s use of the Data or the Services will comply with all privacy, data protection, and any other laws, statutes, governmental rules/regulations and industry guidelines applicable to such use of Data or the Services (with Customer’s data or otherwise), including, without limitation, the Direct Marketing Association’s Ethical Use and Fair Information Practices Guidelines, CAN-SPAM, “Do Not Call” Registries, Telephone Consumer Protection Act and the Junk Fax Protection Act.

10. Customer agrees to indemnify and hold Provider, its service providers and licensors harmless from and against all costs, losses, damages, liabilities and expenses (including reasonable attorney’s fees) attributable to any claim made by a third party arising out of Customer’s use of any Data or Provider Services in violation of these terms.

Service Specific Terms

1. DIRECT MAIL LISTS - EXPORTED CONTACT DATA

(A) USE OF DIRECT MAIL LISTS OR APPENDED DATA

(i) You may use Data solely as contact lists or marketing lists for Your own direct marketing, research and CRM programs, and for no other purpose. Data is for list rental and contact purposes only. Data is for one time use within 90 days of receipt of the data. However, we recommend using the data within 30 days to remain USPS move update compliant. You agree to cease using all original Data and purchase replacement Data after said 90-day period. No reference to the list or its source can be made as part of the mailing. Provider will, for a period of one year, maintain a copy of the names used on this offer to allow for omission from subsequent orders placed with Provider.

(ii) The names and addresses provided for postal records were data hygiened at the time they were entered into Data for Address Standardization, NCOA, OPV, deceased, and Opt-Out/Hard Bounces. Postal names and addresses are not guaranteed as deliverable, but Provider uses reasonable effort to meet or exceed industry standards for postal deliverability. Provider makes no representation or guarantee as to the conversion results of the mailing.

(iii) A 7% margin of error is within the industry’s standard when any data list is used (i.e.: 3% postal addressing error, < 3% typo error, <5% consumer relocation or deceased). Only in cases where Customer experiences errors rate greater than 7%, as a courtesy, Provider will supply You with 10% additional leads to help compensate for invalid leads. You agree that under no circumstances will You request any additional compensation or refund for invalid leads. No overage/extra leads are ever provided on discounted orders or special orders. Under no circumstances will Provider be obligated to reimburse Customer for any lost postage.

(B) USE OF PHONE NUMBER USTS OR APPENDED DATA

Do Not Call Registries - You acknowledge that Provider is not a telemarketing firm. U.S. Federal government, certain states and self-regulatory bodies may each have restrictions on marketing activities. Due to the varying publication dates of such notices, Provider and its data providers disclaim any warranty, express or implied, that the email addresses of all such subscribers have been identified on or deleted from Data ordered by or for Customer. Customer understands and warrants that they will comply with the rules relating to any Do-Not-Call Registry (“DNC Registry”) promulgated by federal, state or self-regulatory bodies, specifically including those rules that:

(i) Require all sellers who initiate, or cause a telemarketer to initiate, an outbound telephone call that is not otherwise exempt to pay the appropriate fees for any DNC Registry,

(ii) Require all telemarketers who initiate an outbound telephone call that is not otherwise exempt on behalf of a seller to ensure that the seller has paid all appropriate fees for any DNC Registry, and

(iii) Require any company performing DNC list scrubbing on behalf of a seller to ensure that it is scrubbing the calling lists against that seller’s and only that seller’s version of the DNC list.

You certify under the penalty of law that You will use the information gathered from any DNC Registry solely to comply with the provisions of any regulatory or self-regulatory body or otherwise to prevent telephone calls to telephone numbers on the registry.

2. EMAIL MARKETING

(A) USE OF EMAIL MARKETING LISTS OR APPENDED DATA, AND EMAIL CAMPAIGN DEPLOYMENTS

(i) Provider shall deliver Your advertisements (“Advertisements”) via email to members of Provider email database (the “E-mail Marketing Service”). You hereby grant Provider a non-exclusive, worldwide license to copy and distribute the Advertisements through the E-mail Marketing Service pursuant to this Agreement.

(ii) Provider’s reporting shall be the sole and definitive tool used to measure the delivery of Advertisements through the E-mail Marketing Service pursuant to this Agreement. No other measurement or usage statistics (including those of You or an approved third-party ad server) shall be accepted by Provider, unless third party is engaged with Provider to perform such services.

(iii) Provider sends an overage quantity to target delivered quantity as close as possible to ordered quantity. All orders are invoiced for actual delivered quantity.

(iv) Provider does not recommend usage of email creative comprised solely or primarily of image files. In the event You elect to use this type of creative, You understand and agree that Provider shall not be held liable for delivery or blocking issues and that no make goods, reblasts, credits or refunds will be issued. You also understand and agree that the primary driver behind a successful email campaign is a compelling offer, and as such, Provider will not guarantee or forecast success as measured by opens, clicks or conversions. You assume full responsibility for the success of a campaign.

(v) You shall be solely responsible for all costs You incur in connection with the E-mail Marketing Service and these Terms of Use, including, without limitation, expenses associated with creating, updating and otherwise managing Your generated email templates, and establishing and maintaining links between Advertisements and Web sites and areas outside the E-mail Marketing Service (collectively, “Advertiser’s Web Content”).

(vi) You warrant and represent at all times that You own the Advertisements and/or have the right to permit Provider to use, reproduce, distribute and transmit the Advertisements; and Advertiser’s Web Content will not: (a) infringe the rights of any third party; (b) violate any foreign or domestic federal, state or local law or regulation; or (c) contain material that is threatening, hateful, or racially or ethnically objectionable You agree that You will not create a false identity for the purpose of misleading others as to the identity of the sender or the origin of a message.

(vii) Provider recommends that You perform a permission pass on all appended email data within seven days of download. If You perform the permission pass, Provider will give You a proportionate refund for hard bounces identified during such permission pass. If You do not perform a permission pass in the seven day time frame, Provider will not provide a refund for any hard bounces You incur.

(viii) Provider shall have the right to approve the form and content of all email Advertisements. Provider has the right to review and reject any content, but has no obligation to do so. Provider’s review and decisions regarding approval, if any, do not confer any liability or responsibility on Provider, You retain all liability and responsibility for all Advertisements. Because Provider reserves the right to review all Advertisements, content will not be published or delivered immediately, as Provider may need a reasonable amount of time to review the content (such reasonable amount of time shall be no less than 4 business hours).

(ix) The results of each campaign shall become the mutual property of You and Provider in perpetuity, with any mutual rights and permissions necessary to effectuate the foregoing rights granted by each in perpetuity.

(x) Provider will, for a period of six months, maintain a copy of the email addresses used on each campaign to allow for omission from subsequent orders placed with Provider.

(B) PROVIDER SPAM POLICY

(i) Provider’s spam policy is “zero-tolerance”. Provider may suspend or deactivate services immediately to anyone found to be generating spam. “Spam” shall be considered to be anything in violation of (ii) below.

(ii) You agree to the following:

(a) You shall include the mailer name in the “from” line of all e-mails. You may not use false, misleading or deceptive header, transmission or subject headings. No content distributed using the data or services hereunder may: (1) violate any applicable law or regulation; (2) contain material that is threatening, hateful, or racially or ethnically objectionable; or (3) infringe the rights of any third party. Provider reserves the right to reject any subject line it feels does not comply with these requirements.

(b) Can-Spam Compliance Acknowledgment. Pursuant to the CAN-SPAM Act of 2003, You agree that You will ensure that the “From” line at the time of delivery of the interactive email advertisement will be accurate in all particulars and will comply with all other Can Spam Guidelines.

(c) Prohibited Campaigns. Provider prohibits, and may postpone, or cancel any advertisements that violate Provider Prohibited Campaign Policy, including advertisements and other mass communications of the following nature:

●	You will not incorporate into Your Email any text, photos, graphics or other content that is not created by You, not provided by us for You to incorporate into Your Email or You are not otherwise permitted to use.

●	You will not publish any material that contains sexually related text, photographs or other content, or content that is defamatory, obscene, indecent, threatening, abusive or hateful, grossly offensive, including blatant expressions of bigotry, prejudice, racism, hatred or excessive profanity or post any obscene, lewd, lascivious, excessively violent, harassing or otherwise objectionable content.

(d) You will not send follow up or transactional messages through Provider.

(e) You will not send email messages through Provider that will be delivered to recipients as sms, or mms messages.

(f) You will not display or market material that exploit children under 18 years of age.

(g) You will not sell or offer products, services or content frequently associated with unsolicited commercial email, a.k.a. spam, such as online and direct pharmaceutical sales, including but not limited to health and sexual well-being products, work at home businesses, credit or finance management, including but not limited to credit repair and debt relief offerings and stock and trading tips, and mortgage finance offers, DJ/nightclub, event/club promotions/party lists, and odds making and betting/gambling services, including but not limited to poker, casino games, horse and dog racing and college and pro sporting events.

(h) You will not provide material that is posting or disclosing any personally identifying information or private information about children.

(i) You will not introduce viruses, worms, harmful code and/or Trojan horses on the Internet.

(j) You will not promote, solicit or participate in pyramid schemes or multi-level channel and/or network marketing (MLM) businesses, including but not limited to personal work-at-home offers promoting “get rich quick”, “build your wealth” and “financial independence” offerings.

(k) You will not engage in any libelous, defamatory, scandalous, threatening, harassing activity.

(l) You will not post any content that advocates, promotes or otherwise encourages violence against any governments, organizations, groups or individuals or which provides instruction, information or assistance in causing or carrying out such violence.

(iii) Can Spam Guidelines. Provider will ensure compliance with Can Spam requirements for Your campaigns. You agree to follow all Can Spam requirements for any campaigns You send using Data. Using the enrolled, final test of S.877, as it was passed by the United States House of Representatives and signed by the President of the United States on December 16, 2003, taking effect on January 1, 2004, and subsequent updates, the following is required for compliance with the Can Spam Act of 2003:

●	Mailer level opt-out/unsubscribe link or email address.

●	Physical postal or post office box address of the Mailer (as defined above).

●	Agreement from You/Your Customer/Mailer to honor any and all opt out requests from such URLs/emails by suppressing those making such requests from all future communications within ten (10) days of receipt.

●	Provision of previous opted out/do not email request files to be suppressed from the program. If no such data exists, Mailer or Mailer’s agent must provide specific signature of such on provided Insertion Order or Statement of Work.

●	False, misleading or deceptive header, transmission and subject headings are prohibited.

●	The Mailer (as defined above) name must appear in the from line.

3. DISPLAY

(A) You grant Provider, its service providers and licensors, a worldwide, non-exclusive, non-sublicensable, non-transferable license to (i) access and download (or upload) Your data or other data that You provide to Provider (“End User Data”); and (ii) store, reproduce, modify and use End User Data. You retain all right, title and interest in and to End User Data and any other data supplied to Provider.

(B) You are responsible for ensuring that Your creative content and Your use of Services will not cause damage or injury to Provider or Services.

(C) You represent that the end user CRM data you provide in connection with this service was not collected in violation of any law, regulation or right held by a third party, and does not (and will not) contain any data collected from, or targeted to any person under the age of thirteen (13).

(D) With respect to your use of this service, You shall adhere to applicable privacy law and regulation including, but not limited to, Section 5 of the FTC Act, and to the NAI Code of Conduct. You will post a privacy policy conspicuously on your web site(s) that is in accordance with all applicable laws, rules and regulations. You shall not use this service to collect, transmit, provide, or otherwise make available any personally-identifiable information or sensitive information about an individual. “Sensitive information” includes the following personally identifiable information about an individual: his or her financial account numbers, insurance plan numbers, precise (individual-level) information about health or medical conditions, sexual orientation, government-issued identifiers (such as a Social Security number), information that describes the precise real-time geographic location of an individual derived through location-based services such as GPS-enabled devices, as well as those elements described as sensitive information under the NAI Code of Conduct Any personally-identifiable information about a minor under the age of 13 is also “sensitive information.” You shall not merge or otherwise associate personally identifiable information with information collected or accessed through this service. To the extent that you employ online behavioral advertising (OBA) data, as that term is described in the NAI code, you agree to use commercially reasonable efforts to engage only deploy or access such OBA data through online advertising technology providers that agree to adhere to the NAI Code of Conduct or similar industry privacy standards.

(E) You are solely responsible for ensuring that the ads, content, materials, and/or landing pages connected to the ads do not cause actual damage or injury to Provider, or Provider’s service providers or licensors. You agree and acknowledge that the act of providing data files or campaign specifications into this service results in ads being purchased through advertising exchange systems and other digital media sources. You acknowledge and agree that neither Provider nor its service providers/licensors guarantee that ad inventory meeting Your selected criteria will be available on the advertising exchange systems, or that it will be available in the volume desired by You, or that (as applicable) You will be the successful bidder for such inventory. Except to the extent caused by a technological malfunction that is not based on any malfunction of any third-party system, You are obligated to pay Provider for such ads provided that such ads result in ad impressions. You shall not post or distribute any ads through this service that are obscene, pornographic, illegal, or that promote illegal behavior.

(F) You are solely responsible for soliciting all advertisers and launching all campaigns via express written instructions to Provider. You represent that You have obtained and will at all times maintain all rights, license and clearances from content providers or other third parties, as necessary.

4. SOCIAL

(A) Your data may be collected, consolidated or analyzed as a result of Your use of Services. You agree to grant to Provider, its service providers and licensors, a non-exclusive, perpetual, worldwide license to use non-personally identifiable information of Yours in aggregate and blinded formats that do not identify, reference or imply an association with You for the purposes of creating benchmarking, statistical, research and marketing analyses, surveys, reports and studies.

(B) Among other actions, this service may facilitate Customer’s electronic publication of Customer-owned or - controlled content (the “Content”) to recipients that have consented to the receipt of, or otherwise to view, such content (the “Followers’’) through certain of their social networks as described on the Site (e.g. Facebook™, Twitter™ and Linkedin™) (each, a “Social Network”). While this service facilitates such publication, Customer understands that Provider and its service providers do not actually send Content to Followers. In the case of each publication, Customer is the “sender” of Content. Accordingly, Customer acknowledges and agrees that it is solely responsible for ensuring that its use of each Social Network and each publication of Content to Followers through each Social Network: (i) complies with all applicable foreign, federal and state laws and regulations; (ii) does not violate any term, condition, rule, procedure, policy or other guideline published by such Social Network; and (iii) does not infringe on, misappropriate or otherwise violate the intellectual property, privacy or other rights of any third party. Customer expressly agrees that it will not use the Services: (a) to send spam or otherwise duplicative or unsolicited messages in violation of applicable laws; (b) to send or store infringing, obscene, threatening, harassing, libelous, or otherwise unlawful or tortuous material, including material harmful to children or violative of third party privacy rights; (c) to send messages to any purchased (recipient) lists, purchased distribution lists, purchased newsgroups, or purchased email addresses; (d) to send or store material containing harmful or malicious code; or (e) in any other manner which violates any applicable law. Customer understands and agrees that it is solely responsible for all fees charged by a Social Network. The termination of Customer’s access to, or use of, any Social Network will not terminate this Agreement and Provider is not responsible for any effect on the Services arising from such termination. Provider and its service providers reserve the right to discontinue this service (or any part thereof) with or without notice, if Customer’s use of the service violates any terms or condition set forth in these Terms of Use or in any agreement between Customer and a Social Network.

(C) In connection with its provision of the service, Provider and its service providers and licensors will collect, consolidate and analyze personal information and data about Customer social data. Provider will not own any such Customer social data; provided, however, that Customer hereby grants to Provider and its licensors and service providers a non-exclusive, perpetual, worldwide license to use non-personally identifiable Customer social data in aggregate and blinded formats that do not identify, reference or imply an association with, Customer or its Followers, for the purposes of creating benchmarking, statistical, research and marketing analyses, surveys, reports and studies. After the thirtieth (30th) day following any termination or expiration of the SOW applicable to this service, Customer agrees Provider and its service providers and licensors have no obligation to retain such Customer social data and may delete and destroy such Customer social data without providing Customer with notice of such deletion. Subject to the license set forth herein, Customer social data will be considered Customer’s Confidential Information.

(D) In addition to the indemnification obligations specified in the General Terms, Customer agrees to indemnify and hold Provider, its service providers and licensors harmless from and against all direct costs, losses, damages, liabilities and expenses, including reasonable attorney’s fees attributable to any claim made by a third party arising out of any claim or action brought by a Social Network or a Follower.